PAGE 1
                           INVESTMENT MANAGEMENT AGREEMENT
                                       Between
                       T. ROWE PRICE CAPITAL APPRECIATION FUND
                                         and
                            T. ROWE PRICE ASSOCIATES, INC.


             INVESTMENT MANAGEMENT AGREEMENT, made as of the 24th day of April 1997, by and between T. Rowe Price CAPITAL APPRECIATION FUND, a Massachusetts business trust (hereinafter called the "Fund"), and T. Rowe Price ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the "Manager").

                                 W I T N E S S E T H:

             WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered as such under the federal Investment Company Act of 1940, as amended (the "Act"); and

             WHEREAS, the Manager is engaged principally in the business of rendering investment supervisory services and is registered as an investment adviser under the federal Investment Advisers Act of 1940, as amended; and

             WHEREAS, the Fund desires the Manager to render investment supervisory services to the Fund in the manner and on the terms and conditions hereinafter set forth;

             NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

             1. Duties and Responsibilities of Manager.

                A. Investment Advisory Services. The Manager shall act as investment manager and shall supervise and direct the investments of the Fund in accordance with the Fund s investment objective, program and restrictions as provided in its prospectus, as amended from time to time, and such other limitations as the Fund may impose by notice in writing to the Manager. The


















                     Manager shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with its investment objective. In furtherance of this duty, the Manager, as agent and attorney-in-fact with respect to the Fund, is authorized, in its discretion and without prior consultation with the Fund, to:






















































          PAGE 2
                (i) buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds, and other securities or assets; and

                   (ii) place orders and negotiate the commissions (if any)
                        for the execution of transactions in securities with or through such brokers, dealers, underwriters or issuers as the Manager may select.

                B. Financial, Accounting, and Administrative Services. The Manager shall maintain the existence and records of the Fund; maintain the registrations and qualifications of Fund shares under federal and state law; monitor the financial, accounting, and administrative functions of the Fund; maintain liaison with the various agents employed by the Fund (including the Fund s transfer agent, custodian, independent accountants and legal counsel) and assist in the coordination of their activities on behalf of the Fund.

                C. Reports to Fund. The Manager shall furnish to or place at the disposal of the Fund such information, reports, evaluations, analyses and opinions as the Fund may, at any time or from time to time, reasonably request or as the Manager may deem helpful to the Fund.

                D.      Reports and Other Communications to Fund
                        Shareholders. The Manager shall assist the Fund in developing all general shareholder communications, including regular shareholder reports.

                E. Fund Personnel. The Manager agrees to permit individuals who are officers or employees of the Manager to serve (if duly elected or appointed) as officers, trustees, members of any committee of trustees, members of any advisory board, or members of any other committee of the Fund, without remuneration from or other cost to the Fund.

                F. Personnel, Office Space, and Facilities of Manager. The Manager at its own expense shall furnish or provide and pay the cost of such office space, office equipment, office personnel, and office services as the Manager requires in the performance of its investment advisory and other obligations under this Agreement.

             2. Allocation of Expenses.

                A.      Expenses Paid by Manager.

                   (1) Salaries and Fees of Officers. The Manager shall pay all salaries, expenses, and fees of the officers and trustees of the Fund who are affiliated with the Manager.

                   (2) Assumption of Fund Expenses by Manager. The payment or assumption by the Manager of any expense of the Fund that the Manager is not required by this Agreement to pay or assume



















































          PAGE 3
                   shall not obligate the Manager to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

                B. Expenses Paid by Fund. The Fund shall bear all expenses of its organization, operations, and business not specifically assumed or agreed to be paid by the Manager as provided in this Agreement. In particular, but without limiting the generality of the foregoing, the Fund shall pay:

                   (1) Custody and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Fund s cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;

                   (2) Shareholder Servicing. All expenses of maintaining and servicing shareholder accounts, including all charges of the Fund s transfer, shareholder recordkeeping, dividend disbursing, redemption, and other agents, if any;

                   (3) Shareholder Communications. All expenses of preparing, setting in type, printing, and distributing reports and other communications to shareholders;

                   (4) Shareholder Meetings. All expenses incidental to holding meetings of Fund shareholders, including the printing of notices and proxy material, and proxy solicitation therefor;

                   (5) Prospectuses. All expenses of preparing, setting in type, and printing of annual or more frequent revisions of the Fund s prospectus and of mailing them to shareholders;

                   (6) Pricing. All expenses of computing the Fund s net asset value per share, including the cost of any equipment or services used for obtaining price quotations;

                   (7) Communication Equipment. All charges for equipment or services used for communication between the Manager or the Fund and the custodian, transfer agent or any other agent selected by the Fund;


















                   (8) Legal and Accounting Fees and Expenses. All charges for services and expenses of the Fund s legal counsel and independent auditors;

                   (9) Trustees Fees and Expenses. All compensation of trustees, other than those affiliated with the Manager, and all expenses incurred in connection with their service;

                   (10) Federal Registration Fees. All fees and expenses of
























































          PAGE 4
                        registering and maintaining the registration of the Fund under the Act and the registration of the Fund s shares under the Securities Act of 1933, as amended (the " 33 Act"), including all fees and expenses incurred in connection with the preparation, setting in type, printing, and filing of any registration statement and prospectus under the 33 Act or the Act, and any amendments or supplements that may be made from time to time;

                   (11) State Filing Fees. All fees and expenses imposed on
                        the Fund, as appropriate, with respect to the sale of the Fund s shares under securities laws of various states or jurisdictions, and under all other laws applicable to the Fund or its business activities (including registering the Fund as a broker-dealer, or any officer of the Fund or any person as agent or salesman of the Fund in any state);

                   (12) Issue and Redemption of Fund Shares. All expenses
                        incurred in connection with the issue, redemption, and transfer of Fund shares, including the expense of confirming all share transactions, and of preparing and transmitting the Fund s stock certificates;

                   (13) Bonding and Insurance. All expenses of bond,
                        liability, and other insurance coverage required by law or deemed advisable by the Fund s board of trustees;

                   (14) Brokerage Commissions. All brokers  commissions and
                        other charges incident to the purchase, sale, or lending of the Fund s portfolio securities;

                   (15) Taxes. All taxes or governmental fees payable by or
                        with respect of the Fund to federal, state, or other governmental agencies, domestic or foreign, including stamp or other transfer taxes;

                   (16) Trade Association Fees. All fees, dues, and other
                        expenses incurred in connection with the Fund s membership in any trade association or other investment organization; and



















                   (17) Nonrecurring and Extraordinary Expenses. Such
                        nonrecurring expenses as may arise, including the costs of actions, suits, or proceedings to which the Fund is a party and the expenses the Fund may incur as a result of its legal obligation to provide indemnification to its officers, trustees, and agents.

             3. Management Fee. The Fund shall pay the Manager a fee
                ("Fee") which will consist of three components: a Group Management Fee ("Group Fee"), an Individual Fund Fee ("Fund Fee") and a performance fee






















































          PAGE 5
                adjustment ("Performance Fee Adjustment") based on the performance of the Fund relative to the Standard & Poor s 500 Stock Index (the "Index"). The Performance Fee Adjustment component will be in effect until October 31, 1998. After this date the Management Fee will be calculated based on the Group Fee and Fund Fee. The Fee shall be paid monthly to the Manager on the first business day of the next succeeding calendar month and shall be calculated as follows:

                A. Group Fee. The monthly Group Fee ("Monthly Group Fee") shall be the sum of the daily Group Fee accruals ("Daily Group Fee Accruals") for each month. The Daily Group Fee Accrual for any particular day will be computed by multiplying the Price Funds group fee accrual as determined below ("Daily Price Funds Group Fee Accrual") by the ratio of the Fund s net assets for that day to the sum of the aggregate net assets of the Price Funds for that day. The Daily Price Funds Group Fee Accrual for any particular day shall be calculated by multiplying the fraction of one (1) over the number of calendar days in the year by the annualized Daily Price Funds Group Fee Accrual for that day as determined in accordance with the following schedule:

                                     Price Funds
                              Annual Group Base Fee Rate
                               for Each Level of Assets

                             0.480%      First $1 billion
                             0.450%      Next $1 billion
                             0.420%      Next $1 billion
                             0.390%      Next $1 billion
                             0.370%      Next $1 billion
                             0.360%      Next $2 billion
                             0.350%      Next $2 billion
                             0.340%      Next $5 billion
                             0.330%      Next $10 billion
                             0.320%      Next $10 billion
                             0.310%      Next $16 billion
                             0.305%      Thereafter

                   The Price Funds shall include all the mutual funds
                distributed by T. Rowe Price Investment Services, Inc. (other than institutional or "private label" funds, Equity


















                Index, and Spectrum Funds). For the purposes of calculating the Daily Price Funds Group Fee Accrual for any particular day, the net assets of each Price Fund shall be determined in accordance with the Fund s prospectus as of the close of business on the previous business day on which the Fund was open for business.

                B. Fund Fee. The monthly Fund Fee ("Monthly Fund Fee") shall be the sum of the daily Fund Fee accruals ("Daily Fund Fee Accruals") for each month. The Daily Fund Fee Accrual for any particular day will be computed by multiplying the fraction of one (1) over the number





















































          PAGE 6
                   of calendar days in the year by the Fund Fee Rate of 0.30% and multiplying this product by the net assets of the Fund for that day, as determined in accordance with the Fund s prospectus as of the close of business on the previous business day on which the Fund was open for business.

                C. Performance Fee Adjustment. This paragraph 3.C. will be in effect through October 31, 1998, only and will be of no force or effect thereafter. The Monthly Group Fee and Monthly Fund Fee shall be combined (the "Combined Fee") and shall be subject to a downward Performance Fee Adjustment, depending on the extent to which the total return investment performance of the Fund is less than the total return performance of the Index during the previous thirty-six (36) months. The Performance Fee Adjustment shall be computed as of the end of each month and shall be subtracted from the Combined Fee. No Performance Fee Adjustment will be made to the Combined Fee unless the investment performance ("Investment Performance") of the Fund (stated as a percent) is exceeded by the investment record ("Investment Record") of the Index (stated as a percent) by at least one full point. (The difference between the Investment Performance and Investment Record is referred to as the Investment Performance Differential.) The Performance Fee Adjustment for any month shall be calculated by multiplying the rate of the Performance Fee Adjustment ("Performance Fee Adjustment Rate") (as determined below) achieved for the 36-month period, times the average daily net assets of the Fund for such 36-month period and dividing the product by
                        12. The Performance Fee Adjustment Rate is calculated by multiplying the Investment Performance Differential (rounded downward to the nearest full point) times a factor of .02%. Regardless of the Investment Performance Differential, the Performance Fee Adjustment Rate shall not exceed .30%.

                                       Example

                        For example, if the Investment Performance
                        Differential was (11.6%), it would be rounded to (11). The Investment Performance


















                        Differential of (11) would be multiplied by .02% to arrive at the Performance Fee Adjustment Rate of (.22%). The (.22%) Performance Fee Adjustment Rate would be multiplied by the fraction of 1/12 and that product would be multiplied by the Fund s average daily net assets for the 36-month period to arrive at the Performance Fee Adjustment.

                        The computation of the Investment Performance of
                   the Fund and the Investment Record of the Index will be made in accordance with Rule 205-1 under the Investment Advisers Act of 1940 or any other applicable rule as, from time to time, may be adopted or amended. These terms are currently defined as follows:


















































          PAGE 7
                   The Investment Performance of the Fund shall be the sum of:

                        (i) the change in the Fund s net asset value per share during the period;

                        (ii) the value of the Fund s cash distributions per
                             share having an exdividend date occurring within the period; and

                        (iii) the per share amount of any capital gains taxes paid or accrued during such period by the Fund for undistributed, realized long-term capital gains.

                        The Investment Record of the Index shall be the sum of:

                        (i)  the change in the level of the Index during
             the period;                and

                        (ii) the value, computed consistently with the
                             Index, of cash distributions having an
                             exdividend date occurring within the period made by companies whose securities comprise the Index.

                        No Performance Fee Adjustment will made after October 31, 1998.

                D. Proration of Fee. If this Agreement becomes effective or terminates before the end of any month, the Fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

             4. Brokerage. Subject to the approval of the board of
                trustees of the Fund, the Manager, in carrying out its duties under Paragraph 1.A., may cause the Fund to pay a broker-dealer which furnishes brokerage or research services [as such services are defined under Section 28(e) of the Securities Exchange Act of l934, as amended (the
                " 34 Act")] a higher commission than that which might be


















                charged by another broker-dealer which does not furnish brokerage or research services or which furnishes brokerage or research services deemed to be of lesser value, if such commission is deemed reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Manager with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 34 Act).

             5. Manager s Use of the Services of Others. The Manager may
                (at its cost except as contemplated by Paragraph 4 of this Agreement) employ, retain or otherwise avail itself of the services or facilities of



















































          PAGE 8
                other persons or organizations for the purpose of providing the Manager or the Fund with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as the Manager may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to the Fund, or in the discharge of Manager s overall responsibilities with respect to the other accounts which it serves as investment manager.

             6. Ownership of Records. All records required to be
                maintained and preserved by the Fund pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 31(a) of the Act and maintained and preserved by the Manager on behalf of the Fund are the property of the Fund and will be surrendered by the Manager promptly on request by the Fund.

             7. Reports to Manager. The Fund shall furnish or otherwise make available to the Manager such prospectuses, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Fund as the Manager may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

             8. Services to Other Clients. Nothing herein contained shall limit the freedom of the Manager or any affiliated person of the Manager to render investment supervisory and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms or corporations, or to engage in other business activities; but so long as this Agreement or any extension, renewal or amendment hereof shall remain in effect or until the Manager shall otherwise consent, the Manager shall be the only investment manager to the Fund.

             9. Limitation of Liability of Manager. Neither the Manager
                nor any of its officers, directors, or employees, nor any person performing executive, administrative, trading, or other functions for the Fund (at the direction or request of the Manager) or the Manager in connection with the Manager s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith, or gross negligence in the performance of its or his duties on behalf of the Fund or from reckless disregard by the Manager or any such person of the duties of the Manager under this Agreement.

             10. Limitation of Liability of Fund. The term "T. Rowe Price Capital Appreciation Fund" means and refers to the trustees from time to time serving under the Master Trust Agreement (Declaration of Trust) of the





















































          PAGE 9
                Fund dated May 9, 1986 as the same may subsequently thereto have been, or subsequently hereto be, amended. It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the trustees, shareholders, nominees, officers, agents or employees of the Fund, personally, but bind only the trust property of the Fund, as provided in the Declaration of Trust of the Fund. The execution and delivery of this Agreement have been authorized by the trustees and shareholders of the Fund and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such trustees and shareholders nor such execution and delivery by such officer shall be deemed to have been made by any of them but shall bind only the trust property of the Fund as provided in its Declaration of Trust.

             11.   Use of Manager s Name. The Fund may use the name
                   "T. Rowe Price Capital Appreciation Fund" or any other name derived from the name "T. Rowe Price" only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Manager as investment manager. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Fund will (by corporate action, if necessary) cease to use any name derived from the name "T. Rowe Price," any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Manager, or with any organization which shall have succeeded to the Manager s business as investment manager.

             12. Term of Agreement. The term of this Agreement shall begin on the date first above written, and unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through April 30, 1998. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as: (a) such continuation shall be specifically approved at least annually by the board of trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund and, concurrently with such approval by the board of trustees or prior to such approval by the holders of the outstanding voting securities of the Fund, as the case may be, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the trustees of the Fund who are not parties to this Agreement or interested persons of any such party; and (b) the Manager shall not have notified the Fund, in writing, at least 60 days prior to April 30, 1988 or prior to April 30th of any year thereafter, that it does not desire such continuation. The Manager shall furnish to the Fund, promptly upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

             13. Amendment and Assignment of Agreement. This Agreement may not be amended or assigned without the affirmative vote of a majority of the outstanding voting securities of the Fund, and this Agreement shall


















































          PAGE 10
                automatically and immediately terminate in the event of its assignment.

             14. Termination of Agreement. This Agreement may be terminated by either party hereto, without the payment of any penalty, upon 60 days prior notice in writing to the other party; provided, that in the case of termination by the Fund such action shall have been authorized by resolution of a majority of the trustees of the Fund who are not parties to this Agreement or interested persons of any such party, or by vote of a majority of the outstanding voting securities of the Fund.

             15.   Miscellaneous.

                A. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                B. Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Master Trust Agreement or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

                C. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Act shall be resolved by reference to such term or provision of the Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the Act. Specifically, the terms "vote of a majority of the outstanding voting securities," "interested person," "assignment," and "affiliated person," as used in Paragraphs 2, 8, 11, 12, and 13 hereof, shall have the meanings assigned to them by Section 2(a) of the Act. In addition, where the effect of a requirement of the Act reflected in any provision of this Agreement is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.























































          PAGE 11
          Attest:                        T. ROWE PRICE CAPITAL
          APPRECIATION FUND


          _________________________________  By:
          ___________________________________
          Assistant Secretary


          Attest:                        T. ROWE PRICE ASSOCIATES, INC.


          _________________________________  By:
          ____________________________________

          Assistant Secretary